Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G, including any and all amendments thereto, with respect to the common stock, par value $0.0001 per share, of FuelCell Energy, Inc., and further agree to the filing of this agreement as an exhibit thereto. In addition, each party to this Agreement expressly authorizes the other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Dated: July 13, 2026

ALEX MERUELO

/s/ Alex Meruelo

ALEX MERUELO LIVING TRUST

	By:	/s/ Alex Meruelo
	Name:	Alex Meruelo
	Title:	Sole Trustee